AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                             APPLE ORTHODONTIX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           8021                      74-2795193
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                             ______________________

      APPLE ORTHODONTIX, INC.                W. DANIEL COOK
   2777 ALLEN PARKWAY, SUITE 700         APPLE ORTHODONTIX, INC.
       HOUSTON, TEXAS 77019           2777 ALLEN PARKWAY, SUITE 700
          (713) 852-2500                  HOUSTON, TEXAS 77019
 (ADDRESS, INCLUDING ZIP CODE, AND           (713) 852-2504
         TELEPHONE NUMBER,          (NAME AND ADDRESS, INCLUDING ZIP
      INCLUDING AREA CODE, OF              CODE, AND TELEPHONE
 REGISTRANT'S PRINCIPAL EXECUTIVE    NUMBER, INCLUDING AREA CODE, OF
             OFFICES)                      AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                                RICHARD S. ROTH
                             JACKSON WALKER L.L.P.
                                 1100 LOUISIANA
                                   SUITE 4200
                              HOUSTON, TEXAS 77002
                            _______________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            _______________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering, other than securities offered only in connection with dividend or interest reinvestment plans. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                        CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                    PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF                             MAXIMUM             MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
       REGISTERED              REGISTERED         PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
_________________________________________________________________________________________________________
Class A Common Stock,
  $.001 par value........      1,340,087            $2.9375            $3,936,506            $1,162
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on September 10, 1998.
                            _______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 1998

PROSPECTUS

                                1,340,087 SHARES
                                     [LOGO]
                              CLASS A COMMON STOCK
                             _______________________

     This Prospectus relates to 1,340,087 shares (the "Shares") of Class A Common Stock ("Common Stock") of Apple Orthodontix, Inc. ("Apple" or the "Company"). The Shares may be offered for sale or otherwise transferred from time to time by the stockholders of Apple named herein (the "Selling Stockholders") in transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration, or by any other legally available means. The Selling Stockholders may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise. The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions, concessions or discounts under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will equal the purchase price of such Shares less any discounts, concessions or commissions. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will pay all expenses incurred in connection with the offering contemplated hereby (the "Offering"), other than underwriting discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders.

     All of the shares of Common Stock that may be offered hereby were issued or may be issued to the Selling Stockholders by the Company in connection with the Company's acquisition of certain assets from, and its affiliation in 1997 with, orthodontic practices in Alberta, British Columbia and Ontario, Canada. All of the Shares are or, upon issuance, will be "restricted securities" under the Securities Act prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to enable the Selling Stockholders to make future sales to the public without restriction. See "Selling Stockholders."

     The Common Stock is listed on the American Stock Exchange under the symbol "AOI." On September 11, 1998, the last reported sales price for the Common Stock as reported on the American Stock Exchange was $3.0625 per share. The Common Stock is entitled to one vote per share while the Company's Class B Common Stock (the "Class B Stock") is entitled to three-tenths (3/10ths) of a vote per share.

                            _______________________

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                            _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September   , 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange. The Company's reports, proxy statements and other information are available for inspection at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Commission's offices or copied at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Amendments No. 1 and No. 2 thereto (the "Company 10-K");

          2. the portions of the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders held on July 27, 1998 that have been incorporated by reference into the Company 10-K;

          3. Current Report on Form 8-K, filed on February 24, 1998;

          4. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998; and

          5. the description of the Common Stock that is contained in the Registration Statement on Form 8-A filed on May 12, 1997 pursuant to
     Section 12 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, expect as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to Apple Orthodontix, Inc., 2777 Allen Parkway, Suite 700, Houston, Texas 77019, Attention: Investor Relations, Telephone (713) 852-2500.

                               PROSPECTUS SUMMARY

     UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (I) "APPLE" OR THE "COMPANY" MEAN APPLE ORTHODONTIX, INC. TOGETHER WITH ITS SUBSIDIARIES,
(II) "AFFILIATED PRACTICES" MEAN THE ORTHODONTIC PRACTICES WITH WHICH THE COMPANY HAS AFFILIATED AND THOSE, IF ANY, WITH WHICH THE COMPANY AFFILIATES IN THE FUTURE, (III) "NEW CASE STARTS" MEAN THE NUMBER OF NEW PATIENTS BEGINNING TREATMENT DURING A PERIOD OF TIME AND (IV) "CASE ACCEPTANCE RATE" MEAN, FOR ANY SPECIFIED PERIOD OF TIME, THE PERCENTAGE OF POTENTIAL PATIENTS WHO UNDERGO AN INITIAL EXAMINATION AT AN ORTHODONTIC PRACTICE WHO IN FACT ELECT TO BEGIN TREATMENT WITH SUCH EXAMINING ORTHODONTIST.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

     Apple is a leading provider of practice management services (which exclude the management and delivery of orthodontic services) to orthodontic practices in the United States and Canada. The Company offers its Affiliated Practices a full range of such services designed to facilitate the delivery of high-quality, affordable orthodontic treatment to consumers. The Company's Affiliated Practices benefit from a sophisticated, Company-developed practice operating approach designed to (i) stimulate demand in their local markets by increasing consumer awareness of the benefits, availability and affordability of orthodontic treatment, (ii) improve the productivity and profitability of their practices and (iii) leverage the benefits of orthodontist affiliation by providing basic services that include clinical and financial information management, access to capital and sophisticated technology, group purchasing and comprehensive marketing techniques.

     The Company seeks to grow through affiliations with additional orthodontic practices and the development of new offices that complement geographic areas served by Affiliated Practices. The Company earns revenue by providing management, administrative, development and other services to its Affiliated Practices. As of August 12, 1998, the Company provided management services to 66 orthodontic practices representing 90 orthodontists operating in 19 states in the United States and 3 provinces in Canada.

     The orthodontic services industry is highly fragmented, with over 90% of the approximately 9,000 orthodontists in the United States operating as sole practitioners and approximately 3% being affiliated with public orthodontic practice management companies. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown steadily at an average rate of 7.5% per year in recent years. Seventy percent of orthodontic services are performed on a private pay, fee-for-service basis, 25% are covered by traditional dental insurance (generally with a 50% or greater copayment by the patient) and less than 5% are reimbursed from managed care payor sources because of the elective nature of the service. Management believes that the potential market for orthodontic services could be significantly increased based on growing acceptance among adult consumers and industry data that indicate that only one out of five children who could benefit from orthodontics receives treatment. According to the most recent statistics available from studies by the Journal of Clinical Orthodontists, the median orthodontic practice in the United States generated $518,800 in revenues and started 180 new cases in 1996 and experienced a case acceptance rate of 60% in 1994. The traditional orthodontic practice relies primarily on referrals from general dentists and less than 8% of practices utilize sophisticated marketing techniques such as commercial advertising.

     Through its practice operating approach, the Company seeks to stimulate productivity and internal growth within its Affiliated Practices. To accomplish this objective, the Company has developed an operating approach consisting primarily of (i) implementing practice-building and external marketing programs designed to generate new case starts through increased referrals from existing and former patients and the use of multimedia advertising to stimulate demand for treatment services, (ii) offering more affordable payment plans to patients to broaden the market for orthodontic services, (iii) increasing the operating efficiency of the Affiliated Practices by relieving the orthodontists from various time-consuming administrative responsibilities and realizing economies of scale,
(iv) providing a systems-oriented approach to training and education of clinic personnel to improve communications with patients and prospective patients and increase productivity, (v) developing new offices to expand the scope of the geographic markets served by Affiliated Practices and (vi) utilizing a customized management information system to provide detailed financial and operating data and related analyses to Affiliated Practices and management. The Company believes that its approach has resulted in local market expansion, increased new case starts and practice profitability, greater orthodontist productivity and heightened patient satisfaction within its existing Affiliated Practices.

     The Company is pursuing an aggressive expansion program designed to strengthen its position in its current markets and expand its network of Affiliated Practices into markets it does not currently serve. The Company intends to expand its network of Affiliated Practices through future affiliations and new office development. Management believes that, because of the highly fragmented nature of the industry, there are numerous orthodontic practices that are attractive candidates to become Affiliated Practices. The Company focuses on candidates that have favorable reputations in their local markets and the desire to implement the Company's practice operating approach. The Company seeks to build upon the reputations and relationships of the orthodontists associated with the existing Affiliated Practices to identify and develop candidates to become future Affiliated Practices. Many of these orthodontists hold, or have previously held, leadership roles in various state, regional and national associations or are affiliated with or teach at graduate orthodontic programs at dental schools. The Company believes the visibility and reputation of these individuals, combined with the acquisition experience of management, provides the Company with advantages in identifying, negotiating and consummating future affiliations.

                              RECENT DEVELOPMENTS

     In connection with its initial public offering (the "IPO") in May 1997, the Company acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and entered into agreements to provide long-term management services to, 31 orthodontists operating in 58 offices located in 13 states in the United States and in Alberta, Canada (the "Founding Affiliated Practices"). From the date of the IPO through August 12, 1998, the Company has affiliated with an additional 59 orthodontists, increasing the total number of existing Affiliated Practices to 66, which are operating in 122 offices. In addition to these affiliations, the Company is negotiating and will continue to negotiate to affiliate with additional orthodontic practices; however, although the Company intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated.

     On August 12, 1998, the Company announced (i) A. Stone Douglass had replaced John G. Vondrak, D.D.S. as the Chief Executive Officer of the Company and (ii) James E. Bobbitt had replaced Michael W. Harlan as Chief Financial Officer of the Company. Mr. Douglass is also the President of the Company and has been elected to the Company's Board of Directors, which Dr. Vondrak will continue to serve on as Chairman of the Board.

                                  THE OFFERING

Common Stock that may be offered for
  sale hereby...........................  1,340,087 shares
Common Stock outstanding after the
  Offering..............................  11,117,624 shares(1)
Class B Stock outstanding after the
  Offering..............................  2,759,828 shares
Voting Rights...........................  Holders of Common Stock are entitled to one vote per share and the holders
                                          of Class B Stock are entitled to
                                          three-tenths (3/10ths) of a vote per
                                          share. In addition, holders of the
                                          Class B Stock are currently entitled
                                          to elect as a class one member of the
                                          Board of Directors, and the holders of
                                          the Common Stock are entitled to elect
                                          as a class all other members of the
                                          Board of Directors. The Common Stock
                                          and the Class B Stock possess ordinary
                                          voting rights and vote together as a
                                          single class in respect of other
                                          corporate matters. The Class B Stock
                                          is convertible into Common Stock in
                                          certain circumstances.
American Stock Exchange Symbol..........  AOI
________


(1) Includes the 1,340,087 shares that may be offered for sale hereby but excludes (i) an aggregate of approximately 1,239,367 shares of Common Stock issuable upon exercise of stock options outstanding at a weighted average exercise price of approximately $6.67 per share under Apple's 1997 Stock Compensation Plan (the "1997 Stock Compensation Plan"), (ii) approximately 94,747 shares available for future awards under the 1997 Stock Compensation Plan and (iii) 180,000 shares of Common Stock issuable upon the exercise of a warrant issued to an affiliate of TriCap Funding I, L.L.C. ("TriCap"), with an exercise price per share of $7.00, which warrant was subsequently distributed to three investors in such affiliate, including William Sherrill, a director of the Company.

     EXCEPT WHERE OTHERWISE SPECIFIED, INDUSTRY INFORMATION USED IN THIS PROSPECTUS IS DERIVED FROM THE 1995 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY ("1995 JCO STUDY"), A BIENNIAL STUDY, AND RELATES TO 1994 UNLESS OTHERWISE INDICATED. PARTS I AND II OF THE 1997 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY (THE "1997 JCO STUDY"), WHICH CONTAIN CERTAIN COMPARABLE INFORMATION FOR 1995 AND 1996, HAVE RECENTLY BECOME AVAILABLE AND ARE CITED HEREIN AS APPROPRIATE. THE INFORMATION COMPILED IN THE 1995 JCO STUDY AND THE 1997 JCO STUDY RELATES TO ORTHODONTISTS WHO HAVE COMPLETED ACCREDITED GRADUATE ORTHODONTIC TRAINING PROGRAMS AND NEITHER THAT INFORMATION NOR ANY OTHER INDUSTRY INFORMATION SET FORTH IN THIS PROSPECTUS RELATES TO GENERAL AND SPECIALTY DENTISTS WHO ALSO PERFORM ORTHODONTIC SERVICES.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS THE COMPANY BELIEVES ARE IMPORTANT UNDER THE CIRCUMSTANCES. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL ACTIVITIES AND RESULTS TO DIFFER INCLUDE, WITHOUT LIMITATION, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.

LIMITED COMBINED OPERATING HISTORY

     The Company was incorporated in July 1996 and conducted no operations before its IPO in May 1997 other than in connection with the IPO and affiliation with the Founding Affiliated Practices. Although each of the existing Affiliated Practices operated independently before affiliation with the Company, the Company has a limited combined operating history. As a result, there can be no assurance that the process of integrating the management and administrative functions of the Affiliated Practices will be successful or that the Company's management will be able to effectively or profitably manage these operations or successfully implement the Company's operating or expansion strategies. Failure by the Company to successfully implement its operating or expansion strategies would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON AFFILIATED PRACTICES AND ORTHODONTISTS

     The Company receives fees for services provided to the Affiliated Practices under long-term service agreements (the "Service Agreements"). It does not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the Affiliated Practices, and its services revenue generally depends on revenue generated by the Affiliated Practices. In some cases, the fees are based on the costs and expenses the Company incurs in connection with providing services. The profitability of the Affiliated Practices, as well as the performance of the individual orthodontists employed by the Affiliated Practices, affect the Company's profitability.

     The revenues of the Affiliated Practices (and, therefore, the success of the Company) are dependent on fees generated by the orthodontists employed by the Affiliated Practices. In connection with the Service Agreements, each orthodontist affiliated with an Affiliated Practice enters into an employment agreement, generally with a term ranging from five to seven years, with the professional corporation or association in which that orthodontist owns an equity interest (and which is a party to a Service Agreement). A substantial reduction in the number of orthodontists employed by or associated with the Affiliated Practices could have a material adverse effect on the financial performance of the Company. The ability of the Affiliated Practices to replace existing orthodontists by attracting new orthodontists may be constrained by the limited number of new orthodontists completing post-graduate orthodontic programs each year. In addition, a shortage of available orthodontists with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities. Failure by the Affiliated Practices to employ a sufficient number of orthodontists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH EXPANSION STRATEGY

     The success of the Company's expansion strategy depends on a number of factors, including the Company's ability to (i) identify attractive candidates to become Affiliated Practices, (ii) affiliate with Affiliated Practices on favorable terms, (iii) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with Affiliated Practices and comply with regulatory and licensing requirements applicable to orthodontists and facilities operated and services offered by orthodontists,
(iv) expand the Company's infrastructure and management to accommodate expansion and (v) obtain suitable financing to facilitate its expansion program. Identifying candidates to become Affiliated Practices and proposing, negotiating and implementing advantageous affiliations with such groups can be a lengthy, complex and costly process. There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to provide services effectively and enhance the profitability of additional Affiliated Practices or that the Company will be able to obtain adequate financing on reasonable terms to support its expansion program. Furthermore, using shares of Common Stock as consideration for (or in order to provide financing for) future affiliations could result in significant dilution to then-existing stockholders. In addition, future affiliations accounted for as purchases may result in substantial noncash amortization charges for intangible assets in the Company's statements of operations.

COMPETITION

     The Company faces substantial competition from other companies to establish affiliations with additional orthodontic practices. The Company is aware of a number of other public and private practice management companies focused on orthodontics, as well as several companies pursuing similar strategies in dentistry and other segments of the health care industry. The Company is aware that general dental practice management companies have, or intend to, provide orthodontic services and seek to affiliate with or employ orthodontists. Certain of these competitors have greater financial and other resources than the Company. Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, the business of providing orthodontic services is highly competitive in each market in which the Company operates. The Affiliated Practices face local competition from other orthodontists, general dentists and pedodontists (dentists specializing in the care of children's teeth), some of whom have more established practices. Dentists are not restricted by law or any governmental authority from providing orthodontic services. Management believes the increase in recent years in dentists providing orthodontic services has limited the growth of patient case starts performed by orthodontists. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company.

GOVERNMENT REGULATION

     Various U.S. federal and state laws as well as Canadian laws prohibit business corporations such as the Company from engaging in the practice of orthodontics or employing orthodontists to practice orthodontics and prohibit orthodontists from splitting fees with non-orthodontists, as well as certain other activities. The specific restrictions against the corporate practice of orthodontics, as well as the interpretation of those restrictions by state regulatory authorities, vary from jurisdiction to jurisdiction. The restrictions are generally designed to prohibit an entity not wholly owned by orthodontists (such as the Company) from controlling the professional assets of an orthodontic practice (such as patient records and payor contracts), employing orthodontists to practice orthodontics (or, in certain states, employing dental hygienists or orthodontic assistants), or controlling the content of an orthodontist's advertising or professional practice. Apple does not acquire any professional assets or employ any orthodontists who provide orthodontic services at any of the Affiliated Practices' locations. The laws of many jurisdictions also prohibit orthodontists from sharing professional fees with non-orthodontic entities. Dental boards do not generally interpret these prohibitions as preventing a non-orthodontic entity from owning non-professional assets used by an orthodontist in an orthodontic practice or providing management services to an orthodontist for a fee, provided certain conditions are met. There can be no assurance that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of orthodontics and their interpretation are enforced by regulatory authorities that have broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited.

EXTENT OF PROTECTION OF PROPRIETARY RIGHTS

     Apple relies in part on trademark, service mark, trade dress, trade secret, unfair competition and copyright laws to protect its intellectual property rights. There can be no assurance that actions taken by the Company will be adequate to protect its intellectual property rights from misappropriation by others, that the Company's proprietary information will not become known to competitors, that others will not independently develop substantially equivalent or better intellectual properties that do not infringe on the Company's intellectual property rights or that others will not assert rights in, and ownership of, proprietary rights of the Company. Furthermore, the Company's rights to its "APPLE ORTHODONTIX" common law service mark may be limited in market areas where a similar trademark or service mark may already be in use. The Company has not applied for or obtained any registrations of its trademarks or service marks. The Company is aware of several other businesses that utilize an "APPLE" service mark in connection with the provision of general dental services, some of which have obtained federal or state trademark registrations. The Company is aware of one other orthodontic practice in the United States that utilizes a service mark similar to the Company's, which practice is not located in a market where any of the existing Affiliated Practices' offices are located.

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part on the continued service of its senior management and other key personnel. There can be no assurance that the Company's senior management and other key employees will continue to work for the Company. Loss of services of those employees could have a material adverse effect on the Company's business, results of operations and financial condition. The success of the Company's growth strategy also depends on the Company's ability to attract and retain additional high-quality personnel.

RISK OF PROVIDING ORTHODONTIC SERVICES; ADEQUACY OF INSURANCE COVERAGE

     The Affiliated Practices provide orthodontic services to the public and are exposed to the risks of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of an orthodontist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself and is named as an additional insured party on the liability insurance policies of the Affiliated Practices. The existing Affiliated Practices maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million per orthodontist. The Company expects that it will require future Affiliated Practices to maintain comparable insurance coverage. In the event an Affiliated Practice employs more than one orthodontist, that practice will maintain insurance with a separate limit for claims against that practice in an amount acceptable to Apple. There can be no assurance that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market. The shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

     Concurrently with the closing of its IPO in May 1997, the orthodontist owners of the Founding Affiliated Practices received, in the aggregate, 3,682,554 shares of Common Stock as a portion of the consideration for the purchase by the Company of the assets of their practices. As of August 13, 1998, certain other stockholders of the Company held, in the aggregate, an additional 2,759,828 shares of Class B Stock. None of the foregoing shares was acquired in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. Such shares are eligible for resale in accordance with Rule 144 under the Securities Act, subject to the applicable volume limitations and other requirements of Rule 144.

     In June 1997, the Company registered 2,000,000 shares of Common Stock for use by the Company as all or a portion of the consideration to be paid in future affiliation transactions. As of August 13, 1998, approximately 1,433,917 of these shares had been issued to the orthodontist owners of the Company's new Affiliated Practices. These shares are, and the remaining approximately 566,083 of these shares will be, generally freely tradeable upon issuance; however, each party that has received these shares of Common Stock has contractually agreed with the Company not to sell any of such shares for a period of one year from receipt. The Company anticipates that the agreements entered into the connection with future affiliations will contractually restrict the resale of all or a portion of the shares issued in these transactions for varying periods of time.

     Between May 29, 1997 and December 31, 1997, the Company affiliated with several practices in Canada. For Canadian legal reasons, the stock issued to the owners of those practices (which was not registered under the Securities Act) was of a Canadian subsidiary of the Company, rather than of the Company itself. Under certain circumstances, the subsidiary stock is exchangeable by the holders for an aggregate of 1,340,087 shares of Common Stock, which are contractually restricted for one year from the date of issuance of the subsidiary stock. Such shares of Common Stock would not be permitted to be sold without registration under the Securities Act or an applicable exemption therefrom; however, the Company has filed the Registration Statement of which this Prospectus constitutes a part for the resale of such shares of Common Stock. Pursuant to this Prospectus, the holders will be permitted to sell such shares of Common Stock without restriction.

     As of September 1, 1998, the Company had outstanding under the 1997 Stock Compensation Plan options to purchase approximately 1,239,367 shares of Common Stock. In October 1997, the Company filed a registration statement on Form S-8 to register 980,000 shares issuable in connection with awards under the 1997 Stock Compensation Plan.

NEED FOR ADDITIONAL FINANCING

     The Company's expansion strategy requires substantial capital resources. Capital is needed not only for the affiliation with future Affiliated Practices, but for the effective integration, operation and expansion of the existing and future Affiliated Practices. In addition, the Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Service Agreements provide for loans by the Company to Affiliated Practices under various circumstances. Such loans generally bear interest at prime plus one percent and are to be repaid over varying periods of time not to exceed five years. The extent to which the Company is able or willing to use shares of Common Stock to enter into future affiliations or provide future financing will depend on the market value of the Common Stock from time to time and, in the case of affiliations, the willingness of owners of potential Affiliated Practices to accept Common Stock as full or partial payment of consideration for affiliations. Using shares of Common Stock for these purposes may result in significant dilution to then-existing stockholders. The Company will require additional capital from outside financing sources in order to continue its expansion program. There can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations and new office openings, seasonal fluctuations in the demand for orthodontic services and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.

POSSIBLE VOLATILITY OF STOCK PRICE

     The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of physician practice management companies have been, and can in the future be expected to be, particularly volatile. The market price of the Common Stock may be subject to volatility from quarter to quarter depending on announcements regarding the Affiliated Practices and the Company's ability to open new offices, affiliations by the Company or its competitors, government relations, developments or disputes concerning proprietary rights, changes in health care policy in the United States and Canada, the issuance of stock market analyst reports and recommendations, and economic and other external factors beyond the control of the Company, as well as operating results of the Company and fluctuations in the Company's financial results.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Bylaws and of Delaware corporation law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Restated Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, provides for a "staggered" Board of Directors and provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. In addition, certain provisions of the Company's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws. The Company also is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder.

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock or Class B Stock in the foreseeable future. In addition, the Company's existing credit facility prohibits the payment of dividends.

                                  THE COMPANY

     Apple is a leading provider of practice management services (which exclude the management and delivery of orthodontic services) to orthodontic practices in the United States and Canada. The Company offers its Affiliated Practices a full range of such services to facilitate the efficient and productive delivery of high-quality, affordable orthodontic treatment to consumers. As of August 12, 1998, the Company provided services to 66 orthodontic practices representing 90 orthodontists in 19 states in the United States and 3 provinces in Canada.

     The Company's principal executive offices are located at 2777 Allen Parkway, Suite 700, Houston, Texas 77019, and its telephone number is (713) 852-2500.

                              RECENT DEVELOPMENTS

     In connection with its IPO in May 1997, the Company acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and entered into agreements to provide long-term services to, the Founding Affiliated Practices, comprised of 31 orthodontists operating in 58 offices located in 13 states in the United States and in Calgary, Alberta. Since the date of the IPO through August 12, 1998, the Company has affiliated with an additional 59 orthodontists, increasing the total number of existing Affiliated Practices to 66, which are operating in 122 offices. In addition to these affiliations, the Company is negotiating and will continue to negotiate to affiliate with additional orthodontic practices; however, although the Company intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated.

     In connection with the consummation of affiliations with Canadian orthodontic practices (i) Canadian subsidiaries of Apple created and issued to the Selling Stockholders shares in certain series of exchangeable preferred stock (the "Exchangeable Shares") and (ii) Apple, under certain circumstances, obligated itself to either pay a redemption price for each Exchangeable Share equal to the market price per share of Common Stock or issue up to an aggregate of 1,340,087 shares of Common Stock, upon the exchange of the outstanding Exchangeable Shares by the holders thereof. Apple also agreed to register all of the shares of Common Stock it has issued or will issue upon exchange of the outstanding Exchangeable Shares to enable the resale of such shares of Common Stock without restriction. In connection with such acquisitions, the Company agreed to file the Registration Statement of which this Prospectus constitutes a part.

     On August 12, 1998, the Company announced (i) A. Stone Douglass had replaced John G. Vondrak, D.D.S. as the Chief Executive Officer of the Company and (ii) James E. Bobbitt had replaced Michael W. Harlan as Chief Financial Officer of the Company. Mr. Douglass is also the President of the Company and has been elected to the Company's Board of Directors, which Dr. Vondrak will continue to serve on as Chairman of the Board.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares that may be offered for sale hereby. All of the Shares may be offered for sale by the Selling Stockholders.

                            SELLING STOCKHOLDERS(1)

     The following table sets forth certain information with respect to the shares of Common Stock that, under certain circumstances, may be exchanged for the Exchangeable Shares, and be offered for sale hereby, by the Selling Stockholders as of September 1, 1998. The table also sets forth certain information with respect to shares of Class B Stock beneficially owned by the Selling Stockholders. Each Selling Stockholder has sole voting and investment power with respect to the shares of Common Stock and Class B Stock held by such Selling Stockholder.

                                                                                                              BENEFICIAL
                                                                                                              OWNERSHIP
                                                                                                              OF CLASS B
                                                                                                 NUMBER OF      STOCK
                                                                                                 SHARES OF      AFTER
                                            NUMBER OF                                             CLASS B      OFFERING
                                            SHARES OF                                              STOCK      -----------
                                          COMMON STOCK     PERCENT OF    BENEFICIAL OWNERSHIP      OWNED        NUMBER
                NAME OF                   OWNED BEFORE    OUTSTANDING       OF COMMON STOCK        BEFORE     OF SHARES
          SELLING STOCKHOLDER               OFFERING         SHARES        AFTER OFFERING(1)      OFFERING      OWNED
          -------------------             ------------    ------------    --------------------    ---------   -----------
Mark E. Antosz, D.D.S...................      141,936           1.3%           --                   --           --
Douglas Brandt, D.D.S...................       24,055         *                --                   --           --
Duncan Y. Brown, D.D.S..................      315,612           2.8            --                   32,702       32,702
Terry D. Carlyle, D.D.S.................       97,003         *                --                   --           --
John D. Doucet, D.D.S...................      118,668           1.1            --                   --           --
William Finnegan, D.D.S.................       76,441         *                --                   --           --
John F. Kalbfleisch, D.D.S..............      128,502           1.2            --                   --           --
Paul C. Levin, D.D.S....................      128,503           1.2            --                   --           --
Federick Murrell, D.D.S.................      128,503           1.2            --                   --           --
Charles Smith, D.D.S....................       66,486         *                --                   --           --
Gary F. Stauffer, D.D.S.................       84,697         *                --                   --           --
Donald G. Woodside, D.D.S...............       29,681         *                --                   --           --
                                            ---------       ---------       ---------               ------       ------
    Total...............................    1,340,087          12.1%           --                   32,702       32,702
                                            =========       =========       =========               ======       ======

                                           PERCENT OF
                NAME OF                   OUTSTANDING
          SELLING STOCKHOLDER                SHARES
----------------------------------------  ------------
Mark E. Antosz, D.D.S...................     --
Douglas Brandt, D.D.S...................     --
Duncan Y. Brown, D.D.S..................        1.2%
Terry D. Carlyle, D.D.S.................     --
John D. Doucet, D.D.S...................     --
William Finnegan, D.D.S.................     --
John F. Kalbfleisch, D.D.S..............     --
Paul C. Levin, D.D.S....................     --
Federick Murrell, D.D.S.................     --
Charles Smith, D.D.S....................     --
Gary F. Stauffer, D.D.S.................     --
Donald G. Woodside, D.D.S...............     --
                                          ------------
    Total...............................        1.2%
                                          ============
----------

* Less than 1%.

(1) The exact number of Shares to be sold by a Selling Stockholder at any time or from time to time cannot be determined but each Selling Stockholder may offer for sale all of the shares of Common Stock he receives in exchange for the Exchangeable Shares. Assuming the sale of the Shares registered hereby, none of the Selling Stockholders will own 1% or more of the outstanding Common Stock after each sale.

     The Company will pay certain expenses of registering the shares of Common Stock to be offered by the Selling Stockholders under the Securities Act, including registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Selling Stockholders will pay all fees and disbursements of their own counsel and all brokerage fees, commissions and expenses, if any, applicable to the shares of Common Stock being sold by them. The Company will indemnify each of the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the Selling Stockholders may be required to make in respect thereof. Each of the Selling Stockholders has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act, with respect to information provided by that Selling Stockholder in connection with the Offering.

     The Selling Stockholders are the orthodontist owners of Affiliated Practices in Canada who received the Exchangeable Shares held by them as a portion of the consideration for the purchase by the Company of the assets of their practices. None of the Selling Stockholders is an officer or director of the Company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that the Shares covered hereby may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, in private or public transactions, directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or from purchasers of the Shares for whom they may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions on the American Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) the writing of options on the Shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and applicable discounts, concessions, allowances, discounts or commissions and any other required information with respect to a particular offer of the Shares will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any underwriting discounts, concessions or commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Stockholders.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may take a short position in shares of the Company's Common Stock and redeliver the Shares to close out such short positions.

     The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities arising under the Securities Act.

     Each of the Selling Stockholders is acting independently of the Company in making decisions with respect to the timing, price, manner and size of each sale. No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. The Company has agreed to make copies of this Prospectus available to the Selling Stockholders in connection with the offer or sale of the Shares and has informed them of the need to deliver copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

     The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold thereunder rather than pursuant to this Prospectus. The Selling Stockholders may transfer, devise or gift the Shares by other means not described herein.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any. Pursuant to the agreements executed in connection with the Company's affiliations with its Affiliated Practices in Canada, the Company agreed to file the Registration Statement of which this Prospectus constitutes a part. The Company intends to de-register any of the Shares not sold by the Selling Stockholers.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jackson Walker L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Apple Orthodontix, Inc. as of December 31, 1997 and for the period from inception, July 15, 1996, through December 31, 1996 included in the Company 10-K and incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

================================================================================
  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               _________________

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information...............       2
Incorporation of Certain Documents
  by Reference.......................       2
Prospectus Summary...................       3
Risk Factors.........................       6
The Company..........................      10
Recent Developments..................      11
Use of Proceeds......................      11
Selling Stockholders.................      12
Plan of Distribution.................      13
Legal Matters........................      14
Experts..............................      14

                                1,340,087 SHARES
                                     [LOGO]
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              SEPTEMBER   , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts are estimates, except the SEC Registration Fee.

SEC Registration Fee.................  $   1,570
Legal Fees and Expenses..............     10,000
Accounting Fees and Expenses.........      3,000
Miscellaneous........................     75,430
                                       ---------
     Total...........................  $  90,000
                                       =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the operator deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  BYLAWS

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company, and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter; and provided further, that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person, providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

  UNDERWRITING AGREEMENT

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.
        EXHIBIT
         NUMBER                                                  DESCRIPTION
        -------                                                  -----------
           5.1       --   Opinion of Jackson Walker L.L.P.
          23.1       --   Consent of Arthur Andersen LLP

          23.2       --   Consent of Jackson Walker L.L.P. (contained in
                          Exhibit 5.1)
          24.1       --   Power of Attorney (contained on the signature page of
                          this Registration Statement)

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLE ORTHODONTIX, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON SEPTEMBER 14, 1998.

                                          APPLE ORTHODONTIX, INC.

                                          By: /s/ A. STONE DOUGLASS
                                              ---------------------
                                                  A. STONE DOUGLASS
                                                   CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS W. DANIEL COOK AND CHARLES C. SOMMER AND EACH OF THEM, ANY OF WHOM MAY ACT WITHOUT THE JOINDER OF THE OTHER, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT FOR THE SAME OFFERING FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING APPROPRIATE OR NECESSARY TO BE DONE, AS FULLY AND FOR ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON SEPTEMBER 14, 1998.

               SIGNATURES                                          TITLE
               ----------                                          -----

          /s/ A. STONE DOUGLASS
----------------------------------------   Chief Executive Officer and Director
              A. Stone Douglass            (Principal Executive Officer)

          /s/ JAMES E. BOBBITT
----------------------------------------   Vice President and Chief Financial
              James E. Bobbitt             Officer (Principal Financial and
                                           Accounting Officer)

          /s/ ROBERT L. BREWTON
----------------------------------------   Director
              ROBERT L. BREWTON

          /s/ W. DANIEL COOK
----------------------------------------   Director
              W. DANIEL COOK

          /s/ ROD L. CROSBY, JR.
----------------------------------------   Director
              ROD L. CROSBY, JR.

          /s/ RICHARD J. MARXEN
----------------------------------------   Director
              RICHARD J. MARXEN

          /s/ WILLIAM W. SHERRILL
----------------------------------------   Director
              WILLIAM W. SHERRILL

          /s/ JOHN G. VONDRAK, D.D.S
----------------------------------------   Director
              JOHN G. VONDRAK

          /s/ CLYDE C. WADDELL, JR.
----------------------------------------   Director
              CLYDE C. WADDELL, JR.